Exhibit 10.25

HARDWARE PRODUCT PURCHASE AGREEMENT

AGREEMENT NO. ___________

This Hardware Product Purchase Agreement is entered into as of the 15th day of March 2010 (“Effective Date”) by and between Hewlett-Packard Company, a Delaware corporation having its principal place of business located at 3000 Hanover Street, Palo Alto, California 94304 (“HP”), and Active Power Inc. (“Supplier”), organized and operating under the laws of Delaware with its principal place of business at 2128 W. Braker Lane, BK 12, Austin, Texas 78758.  HP and Supplier are collectively referred to in this Agreement as the “Parties”.

The Parties agree:

This Hardware Product Purchase Agreement includes this cover page and HP’s Standard Business and Legal Terms (collectively, “Standard Terms”), and the Modules set forth below, all of which are attached hereto (“Agreement”).  Unless a Module specifically refers to and expressly states that it is amending the Standard Terms, the Standard Terms control and take precedence over all conflicting and inconsistent terms in a Module.

Product Description, Product Specifications, and Pricing
Product Returns and Non-Conforming Product
Insurance Requirements
Notices

☐	Additional Ordering and Shipping Terms
☐	Engineering Process and Design Changes
☐	Quality and Compensation
☐	Service and Support Requirements
☐	Discontinuance of Product and HP’s Manufacturing Rights
☐	Assurance of Supply and Flexibility Agreement
☐	Eligible Purchasers
☐	Product Customization
☐	Third Party and Open Source Software Components
☐	Additional Supplier Obligations

1.      Purpose.  Supplier wishes to sell, and HP and Eligible Purchasers listed in the Eligible Purchasers Module if attached, wish to purchase Product upon the terms and conditions stated in this Agreement. “Product” means hardware (i.e., tangible goods, components, or materials) and includes any accompanying Software, Documentation and any associated Services.  Software and Documentation are defined in these Standard Terms.  Products may be described in more detail as set forth in Section 2 entitled “Payment* in the Standard Terms.

2.      Term of Agreement.  This Agreement begins as of the Effective Date and continues for three (3) years with automatic renewals for successive one year periods, unless terminated as specified in the Section entitled “Termination” In the Standard Terms.

3.      Entire Agreement.  This Agreement comprises the entire understanding between the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous communications, representations or agreements, whether oral or written, with respect thereto; provided that any separate confidentiality agreement between the Parties will continue unchanged and in full force and effect according to its terms.  For purposes of construction and interpretation, this Agreement will be deemed to have been drafted by both Parties, and no ambiguity will be construed in favor of, or against, either Party.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement by their respective authorized representatives.

AGREED TO:		AGREED TO:
Signature Date:	8-11-2010	Signature Date:	4-30-2010

Active Power, Inc.	Hewlett-Packard Company
(Supplier)	(HP)

/s/ Martin Olsen	/s/ Colin Todd
(Signature)	(Signature)

Martin Olsen	Colin Todd
(Typed Name)	(Typed Name)

VP, Global Channels	VP ISS Supply Chain
(Title)	(Title)

HARDWARE PRODUCT PURCHASE AGREEMENT

HP’s Standard Business and Legal Terms.
This Module contains HP’s Standard Business and Legal Terms and forms part of the Hardware Product Purchase Agreement,

1.
Ordering.  Each sale and purchase of Product under this Agreement will be initiated by an Order.  Acknowledgement (or rejection) must be received within two Business Days or the Order will be deemed an Accepted Order.  Additional or contradictory terms in the Acknowledgement are void.  Other than Product specified in an Accepted Order, nothing in this Agreement, including but not limited to forecasts, obligates HP to purchase any minimum quantity of Product if Supplier is unable to meet the Delivery Date, any quantity of corresponding Product may be purchased from other sources, and applied toward purchase obligations for Accepted Orders. Any Order or Acknowledgment issued during the Term will remain in full force and effect arid governed by this Agreement, even if the Agreement expires or terminates prior to Delivery.

2.
Payment.  Unless otherwise changed in a Module, HP and HP Eligible Purchasers will issue payment [ * ] (“Payment Issue Date”), Early payment discount (if any) will be calculated from the Payment Issue Date.  Payment will be in U.S. currency unless otherwise stated.  Product and prices for Product may be set forth in (1) the Product Description, Product Specifications and Pricing Module, or (2) in a written notification (email) or an electronic Request For Quote process that identifies (i) the Product, (ii) the pricing for Product and (iii) this Agreement.  HP may require Supplier to submit invoices electronically at Supplier’s sole expense.  HP may utilize a third party, at HP’s Sole discretion, to facilitate HP’s order and invoicing processes that may entail disclosure of information about the purchasing relationship between HP and the Supplier.  For orders containing more than one unit, supplier will be able to bill at the shipment of each unit unless requirement is for the total solution to be delivered at the same time.  If this total order is greater than $1 Million, and must be delivered to HP as a solution, HP and supplier will review payment terms and negotiate as necessary.

3.
Taxes.  Prices are exclusive of sales and use tax, VAT, GST and other similar taxes.  Such taxes, if applicable, shall be added separately to Supplier’s invoice, and HP will remit such taxes to Supplier.  Supplier will not invoice or otherwise attempt to collect from HP any taxes with respect to which HP has provided Supplier with (i) a valid resale or exemption certificate, (ii) evidence of direct payment authority, or (iii) other evidence, reasonably acceptable to Supplier, that such taxes do not apply.  HP will not be responsible for any taxes measured by Supplier’s net income, taxes measured by Supplier’s costs in providing the Product or Services, or taxes imposed through withholding.  For the avoidance of doubt, any such taxes incurred as a cost by Supplier are included in the price.  If HP is required by law to withhold and remit tax relating to a purchase under this Agreement, HP shall be entitled to reduce its payment by the amount of such tax.

4.	Product and Compliance Warranties, Remedies and Related Terms.

4.1
Product Warranties.  Supplier represents and warrants that at Product will: (a) be manufactured, processed, and assembled by Supplier or Suppliers authorized Subcontractors; (b) conform to Product Specifications; (c) be new; contain first-quality components, raw materials and parts; (d) be free from defects in design, material and workmanship; (e) be free and clear of all liens, encumbrances, restrictions, and (f) other claims against title or ownership.  Additionally, Suppliers’ representations and warranties in any Modules attached to this Agreement apply in accordance with their terms.  Such Modules may include, without limitation, the following, Service and Support Requirements, Quality and Compensation, and Engineering Process or Design Changes.  Except for the Product Intellectual Property Warranties set forth in Section 5 below, which survive indefinitely, all other warranties specified in this paragraph survive Delivery, inspection, acceptance or payment by HP and will be in effect for the longer of (1) 12 months following acceptance or (2) the warranty period stated in a Module to this Agreement.  The foregoing warranties will not apply to any Product to the extent such Product does not function properly as a result of improper installation.  repair, alteration, modification, misuse, abuse, negligence or accident, unless caused by Supplier or Supplier’s Subcontractors.

4.2.
Product Warranty Remedies.  If Supplier breaches any warranty HP may return the affected Products to Supplier at Supplier’s expense for correction, replacement, or refund, as HP may direct, in addition to other remedies available to HP. Additionally, remedies in any Module attached to this Agreement apply.  Any Product corrected or furnished in replacement will be warranted for the remainder of the warranty period of the Product replaced.

4.3.
Supplier Compliance Warranties.  Supplier represents and warrants that it and its authorized Subcontractors will comply with all Applicable Law and regulations in performance of this Agreement, including but not limited to (a) laws and regulations governing freedom of association, labor and employment, employee health and safety, protection of the environment, and ethical practices, and (b) all applicable national and international transportation requirements including, where applicable, regulations regarding chemicals and hazardous materials, dangerous goods, or fumigation and aeration.  Additionally, Supplier represents and warrants that it will comply with the following HP requirements located at haps://h20168.www2.hp.com/supplierhandtiook/FMF87804.odt Trade and Logistics; Personal Data Use and Protection, if applicable; Confidential Information; Governmental Compliance; and Social and Environmental Responsibility.

4.4.
Product Safety.  If Supplier becomes aware that any Product under this Agreement involves a risk of injury (or death) to persons, or risk of damage to property, Supplier will, within twenty-four (24) hours, provide written notice to HP which includes a written description of the nature and extent of such risk, including a description of any precautions which should be taken to minimize risk.  If the Engineering Process or Design Changes Module is attached to this Agreement, Supplier will also follow the procedures set forth in that Module.

4.5.
Product Recalls.  Unless otherwise specified in a Module attached to this Agreement, HP may perform a recall of Product, or of HP Product containing Product, (a) if Supplier breaches its warranties: or (b) to prevent or remedy any health or safety risk arising from such Product.  Supplier will reimburse HP’s losses, liabilities, costs, including, but not limited to, notification costs, return costs, cost of field recall, freight, labor cost, and rework incurred in effecting any product recall.  Supplier is not liable for recall costs to the extent the cause of recall is due solely to compliance with HP Specifications.

HARDWARE PRODUCT PURCHASE AGREEMENT

5.	Product Intellectual Property Warranties and Remedies.

5.1.
IP Warranties.  Supplier represents and warrants that (1) to the best of Supplier’s knowledge the Product and use thereof does not infringe or misappropriate any third-party Intellectual Property Rights, that Supplier is unaware of any such claim of infringement, and that Supplier will not knowingly add new functionality to Product that infringes; (ii) HP does not and will not need to procure any rights or licenses to any third party’s Intellectual Property Rights to exploit the Product; (iii) the Software does not contain any virus or harmful code, will not activate, alter or erase without control of a person operating the computer equipment on which the Software resides, and does not contain functionality that restricts access or use (other than a license key); (iv) Supplier will pass through to HP the benefits of all transferable warranties applicable to any third party software acquired by HP from Supplier; (v) Supplier complies with and will continue to comply with all licenses (including, without limitation, all open source licenses) associated with any Software component included in the Product; and (vi) there are no patent markings on any part of the external housing of the Product. If Supplier breaches any of these Intellectual Property warranties, then in addition to HP’s remedies specified in this Agreement, HP may immediately cancel any unfilled Accepted Orders without liability.

5.2
Remedies for Infringing Product.  If a Product is alleged to infringe a third party’s Intellectual Property Rights and its use, manufacture, sale, combination, or importation is enjoined, Supplier will, at its sole expense and option: procure for HP the right to continue using or combining the Product, as the case may be; replace the Product with a non-infringing product of equivalent function, form and performance; or modify the Product to be non-infringing, without materially detracting from function, form or performance.

6.
Services and Support Warranty.  In addition to the warranties applicable to Product, Supplier represents and warrants that all Services will be provided in a professional and workmanlike manner by experienced personnel with suitable expertise in the subject matter.  Supplier will comply with the obligations stated in the Service and Support Requirements Module if attached to this Agreement.  Unless otherwise specified in the Services and Support Requirements Module, Supplier’s obligations to provide Services and Support Requirements will continue throughout the Term and for five (5) years after the last Delivery of Product even if (I) the subject Product is discontinued, (ii) this Agreement is terminated or expires, or (iii) HP notifies Supplier that HP is ending its purchases for a Product.

7.	Licenses.

7.1.
Licenses to Software.  Supplier hereby grants to HP, a nonexclusive, worldwide, irrevocable, perpetual, fully paid-up license to use, reproduce, and distribute Software with Product or HP Products.  The rights granted herein include the right to use and distribute updates to such Software directly with the Product or indirectly (without the Product) to end users of the Product.  If any Software is licensed from a third party or subject to a third party license (including, without limitation, open source software), Supplier will identify each software component and identify the corresponding third party license in a Module to this Agreement entitled ‘Third Party and/or Open Source Software Components”.  If any Software is subject to a license that requires distribution of source code (e.g., the GNU General Public License (“GPL’), the GNU Lesser General Public License (“LGPL”)), Supplier will provide HP the required source code.  The rights granted in this section will extend to Eligible Purchasers, HP Subsidiaries, Affiliates, third party channels of distribution and contractors performing services pertaining to the Product or HP Product.

7.2.
Licenses to Product Documentation.  Supplier hereby grants HP a non-exclusive, perpetual, irrevocable, worldwide, fully paid-up license to use, reproduce, distribute and prepare derivative works (in HP’s name) all Documentation and other information, other than Confidential Information, furnished by Supplier under this Agreement for purposes of distribution with, or in connection with the sale or support of, HP Product.  HP may reproduce such Documentation without Supplier’s logo or other identification of source, subject to affixing Supplier’s copyright notices to all copies of Documentation.  The rights granted in this section will extend to Eligible Purchasers, HP Subsidiaries, Affiliates, third party channels of distribution and contractors performing services pertaining to the Product or HP Product.

8.	Defense and Indemnity.

8.1.
Supplier’s Obligations.  Supplier will defend, indemnify and hold harmless HP, HP Subsidiaries and Affiliates, Eligible Purchasers and each of their respective customers (including without limitation end users, distributors and resellers), officers, directors, employees, agents and representatives (“Indemnitees”) from and against any and all claims, demands, causes of action, lawsuits or liabilities (collectively “Claims”) arising out of or related to (i) (a) any negligent act, omission, willful misconduct, or breach of Agreement by Supplier, its Subcontractors, employees, or agents, or (b) tangible property loss, personal injury or death caused by Supplier, its Subcontractors, employees, or agents or by any Product, or (ii) the unauthorized use, misappropriation or infringement of any third party’s Intellectual Property Rights by (a) any Product; (b) any combination of the Product with an HP Product where the Product has no substantial non-infringing use, (c) any Software, (d) any Documentation, (e) a Supplier Mark, (f) anything provided as part of Supplier’s Support, or (g) use of any of (ii)(a) through (f). Supplier will pay all claims, losses and damages, liabilities, judgments, awards, costs and expenses including reasonable attorneys’ fees, expert witness fees and bonds incurred by Indemnitees as a result of the Claim, and will pay any award in connection with, arising from or with respect to any such Claim, including any settlement.

8.2.
HP’s Duty to Notify and Tender Claims To Supplier.  HP will give Supplier prompt notice of any Claim.  HP will provide Supplier the authority, information, and assistance (at Supplier’s expense) reasonably necessary to defend.  Supplier will control defense.  HP and any other Indemnitee may, in its or their discretion, participate in the defense of such Claim at their own expense.  However, if Supplier does not diligently pursue resolution of such Claim, then HP may, without in any way limiting its other rights and remedies, defend the Claim and collect its costs of doing so from Supplier.  Any settlement or compromise Supplier desires to enter into will be subject to HP’s prior approval and will include a full and complete release of any and all claims that the third party claimant may have against Indemnitees.

9.
Limitation of Liability.  NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF DATA, PROFITS OR REVENUE, COST OF CAPITAL OR DOWNTIME COSTS), ARISING OUT OF THIS AGREEMENT REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS SUCH DAMAGES ARE EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT.  NOTHING IN THIS SECTION EXCLUDES, DISCLAIMS, LIMITS OR OTHERWISE AFFECTS EITHER PARTY’S LIABILITY FOR PERSONAL INJURY, DEATH, PHYSICAL DAMAGE TO PROPERTY, OR BREACH OF ITS CONFIDENTIAL INFORMATION OBLIGATIONS OR SUPPLIER’S LIABILITY FOR BREACH OF ITS PERSONAL DATA USE AND PROTECTION OBLIGATIONS OR SUPPLIER’S DEFENSE AND INDEMNITY OBLIGATIONS

HARDWARE PRODUCT PURCHASE AGREEMENT

10.
Access to Information Systems.  Supplier may be granted access to HP’s information systems in the manner and to the extent determined by HP. HP may require Supplier’s employees, Subcontractors or agents to sign individual agreements to access HP’s information systems.  Unauthorized use of HP information systems is expressly prohibited.  Access is subject to current HP business control and information protection policies, standards and guidelines.

11.
HP Property.  HP may loan to Supplier HP Property solely for use in Supplier’s manufacturing, testing or adapting Product or to provide Services and Support.  All HP Property will be identified as the sole property of HP.  HP Property may not be transferred, assigned, loaned or otherwise encumbered by Supplier in any way.  HP Property may be loaned to third parties for fulfillment of Supplier’s obligations hereunder only upon HP’s prior written consent.  If such consent is provided, Supplier assumes all responsibility and liability for the HP Property while in the possession of such third parties.  Supplier will return, at its expense, HP Property in good condition, reasonable wear and tear excepted, upon HP’s request or upon termination or expiration of this Agreement.  Prior to HP Property being loaned to Supplier, Supplier will execute HP’s loan agreement

12.
Business Continuity.  Supplier will have a current BRP and will make such BRP available to HP upon request.  Supplier is responsible for maintaining its operations and all facilities, including without limitation factories, hubs, warehouses, and storage facilities in accordance with its BRP and safety, security, and fire protection industry standards.  A Production Failure constitutes a Default entitling HP to terminate this Agreement.  Alternatively, at H P’s option and request, upon the occurrence of a Production Failure Supplier will: (a) implement its BRP, (b) furnish HP, at HP’s expense, resources, tools, personnel and other materials necessary to assure continued production and delivery of Products; (c) assist HP in transitioning, within two (2) business days, all tools, components, loaned equipment, technical manufacturing information, work-in-progress, inventory or other materials necessary for the manufacture and production of Products to an alternative manufacturing facility of HP’s choice, and (d) redirect and rebalance all inbound components and materials to such alternative facility.

13.
Notices.  All notices required to be given under this Agreement will be in writing and will be sent to the respective addresses set forth in the Notices Module, or such other address as each Party may designate by notice given in accordance with this Section, except for HP’s email notifications to Supplier for content changes at HP’s website references stated in this Agreement.  HP reserves all rights, from and after the Effective Date of this Agreement, to revise, withdraw or otherwise modify (“Change”) the contents of any website referenced in this Agreement Supplier will be required to comply with all such Changes within ten Business Days after transmittal of email notice thereof.  If Supplier does not accept such Change, Supplier will provide written Notice of non-acceptance.  HP must receive Notice of non-acceptance within nine Business Days after HP has provided Supplier notice of such Change, or Supplier will be deemed to have accepted such Change.

14.
Force Majeure.  Neither Party will be liable for any delay in performance because of a Delaying Cause.  Each Party will give prompt notice of the Delaying Cause to the other, along with its best estimate of the Delaying Cause’s duration.  An affected Party will exercise reasonable diligence to overcome the Delaying Cause and to mitigate its effects.  HP may terminate without liability any Accepted Orders after notice from Supplier of a Delaying Cause without loss of eligibility for, or entitlement, to pricing hereunder.  The Parties will resume performance once the Delaying Cause ceases; however if a Delaying Cause delays Supplier’s performance for a cumulative period of fourteen (14) calendar days or more, HP may terminate this Agreement and/or any Order without liability by notice to Supplier.  Notwithstanding anything to the contrary in this Agreement, no Delaying Cause will excuse timely performance of any of the following obligations: Confidential Information, Product Intellectual Property Warranties, and Defense and Indemnity.

15.
Termination.  Either Party may terminate this Agreement upon Default by the other Party as stated in Section 16 (Default).  In addition, HP may terminate this Agreement without cause or liability upon ninety (90) days prior written notice.  HP will accept delivery of, and pay for, Accepted Orders entered prior to termination, unless canceled as set forth in this Agreement.  HP will purchase all packaging, dies and other goods bearing HP Marks and other tangible property specially purchased by Supplier, with HP’s prior written approval, to enable Supplier’s performance under this Agreement which Supplier cannot otherwise use In its business; provided that Supplier will mitigate to the maximum extent feasible.  Unless otherwise provided in a Module to this Agreement, in no event will HP be liable for non-recurring engineering costs and expenses incurred by Supplier in developing or producing Product.

16.
Default.  A Party will be in Default if: (a) any representation or warranty made by such Party in this Agreement is false in any material respect; (b) it breaches any provision in this Agreement and fails to cure such breach within thirty (30) days after receipt of Notice; however, such cure period will not be available if the breach is not capable of being cured; (c) it is the subject of a proceeding, whether voluntary or involuntary, in bankruptcy, reorganization, or insolvency, or other similar law of any jurisdiction, or (d) a receiver, trustee, or an assignee for the benefit of creditors is appointed. In addition to any other remedies available to it, the Party not in default may terminate this Agreement or any Accepted Order upon written notice to the other Party.

17.	Miscellaneous.

17.1
No Publicity.  Supplier will not publicize or disclose the terms or existence of this Agreement, nor will Supplier use the name(s), trademark(s), or trade name(s) of HP, HP Subsidiaries or HP Affiliates, except as follows: (i) with the prior written consent of HP; or (ii) as authorized by law.

17.2
Independent Contractors.  The relationship established under this Agreement is that of independent contractors, and neither Party is a partner, employee, agent or joint venturer of or with the other.  Nothing in this Agreement precludes HP from independently developing, manufacturing, selling or supporting products similar to Product.

17.3
Assignment.  Neither Party may assign or transfer this Agreement or any right, license, privilege or obligation provided herein or in any Accepted Order without the other Party’s prior written consent, and any attempted assignment or transfer without consent is void.  Any merger, consolidation, reorganization, transfer of all, substantially all, or a material portion of the assets of a Party, or other change in control or ownership, even if any of these events occur by operation of law, will be considered an assignment for purposes of this Agreement.  This Agreement will inure to the benefit of and will be binding on the permitted successors and assigns of the Parties.

HARDWARE PRODUCT PURCHASE AGREEMENT

17.4
No Waiver.  A Party’s failure to exercise or delay in exercising any of its rights under this Agreement will not constitute a waiver, forfeiture, or modification of such rights.  A Party’s waiver of any right under this Agreement will not constitute a waiver of any other right under this Agreement or of the same right on another occasion.  Any waiver must be in writing and signed by the waiving Party.

17.5	No Third Party Beneficiary. This Agreement does not create any third party beneficiaries.

17.6
Severability.  If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed only to the extent necessary to eliminate such invalidity or unenforceability.  The Parties will negotiate a valid, enforceable substitute provision that most nearly effects the Parties’ original intent in entering into this Agreement or provide an equitable adjustment in the event no such provision can be added.  All other provisions of this Agreement will remain in full force and effect.

17.7
Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument binding on all the signatories thereto.

17.8
Authority of Signatory.  If this Agreement is signed by an agent or representative of a Party, such agent or representative Individually warrants and represents that he or she is authorized to execute this Agreement on behalf of, and bind, such Party.

17.9
Survival.  The following provisions survive expiration or termination of this Agreement or any Accepted Order: Product and Compliance Warranties, Remedies and Related Terms: Product Intellectual Property Warranties and Remedies; Services and Support Warranty; Licenses: Defense and Indemnity; Limitation of Liability; Miscellaneous; Definitions and any Modules to the extent so indicated in such Module.

17.10
Governing Law.  This Agreement will be governed by and Interpreted in accordance with the laws of the state of New York without regard to its conflict of laws provisions.  The Parties exclude application of the 1980 United Nations Convention on Contracts for the International Sale of Goods.

1.      Definitions.

“Accepted Order” means an Order to which a Party has issued its Acknowledgement.

“Acknowledgment” means a written or electronic confirmation of an Order.

“Affiliates” means an entity whose voting shares are owned less than fifty percent but at least ten percent by a Party to this Agreement.

“Applicable Law” means all constitutions, laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, and legally binding requirements of all federal, state and local governmental authorities applicable to any Party’s performance under this Agreement.

“BRP” means a business recovery plan detailing Supplier’s strategies for recovery from physical or financial disasters that could disrupt operations and timely delivery of Product.

“Business Days” means a day other than a Saturday, Sunday, or a day on which commercial banks are closed in the location at which performance of an act or obligation under this Agreement is to occur.

“Delaying Cause” means a cause not attributable to a Party and beyond its reasonable control, including without limitation fire, flood, or other acts of God, war, embargo, riot or an unforeseeable intervention of any government authority, which causes complete business interruption.  A Delaying Cause does not include business decisions, economic inefficiencies, material shortages, or delays because of transportation, manufacturers, or Subcontractors.

“Delivery” means arrival of Product at the receiving area designated in the Order.

“Delivery Date” means the date of Delivery specified in an Order.

“Documentation” means the technical documentation that Supplier provides with, or makes available in connection with, Product. “HP Products” means the HP products or systems that include or incorporate Products.

“HP Property” means all property Including without limitation models, tools, equipment, copies of designs and documentation and other materials that may be furnished to Supplier by HP or on HP’S behalf or separately paid for by HP for use by Supplier in connection with this Agreement or any Order.

“HP Specifications” means technical and functional requirements provided by HP, or created for HP at HP’s direction.

“Intellectual Property” means any ideas, whether or not patentable, inventions, discoveries, processes, designs, works of authorship, names, know-how and other such items for which Intellectual Property Rights may be secured.

HARDWARE PRODUCT PURCHASE AGREEMENT

“Intellectual Property Rights” means any and all rights in Intellectual Property on a worldwide basis, including any rights in patents, inventor’s certificates, utility models, copyrights, moral rights, trade secrets, mask works, and Marks.

“Mark” means any trademark, service mark, trade dress, trade name, logo or other mark identifying a party or its products.

“Module” means a document containing additional terms attached as an exhibit to these Standard Terms and made part of this Agreement.

“Order” means (i) an order issued by HP, Eligible Purchaser or Supplier whether in written or electronic form, or, (ii) an order issued pursuant to any applicable supplier managed inventory (“SMI”) process agreed by the Parties in writing.

“Product Specifications” means Documentation and HP Specifications.

“Production Failure” means Supplier’s inability to continue production of products or meet delivery dates in the absence of a Delaying Cause.

“Services” means any service to be provided under this Agreement.

“Software” means all object code, firmware, embedded code, microcode and executable files that are contained in or distributed with Product, including all updates and upgrades thereto.

“Subcontractor” means a third party under contract to Supplier in connection Supplier’s obligations under this Agreement.

“Subsidiaries” means an entity controlled by, or under common control with, a Party to this Agreement, through ownership or control of fifty percent or greater of the voting power of the shares or other means of ownership or control, for as long as such ownership or control exists.

“Term” means the time period specified in Section 2 of the Cover Page.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

Additional Ordering and Shipping Terms

This Module contains additional provisions related to Ordering and Shipping of Product and forms part of the Hardware Product Purchase Agreement.

1.
Blanket Purchase Orders.  In addition to Orders, HP or Eligible Purchasers may issue a blanket purchase order.  Blanket purchase orders do not represent a commitment by HP or the Eligible Purchaser to buy any, or all, of the Product indicated.  Blanket purchase orders will include the quantity and part number of the Product.  A blanket purchase order will be used for fulfillment purposes until the earlier of the expiration of such blanket purchase order or depletion of the quantity or dollar limit for the Products under such blanket purchase order.

2.
Forecasts.  HP may provide a rolling forecast of projected Orders.  Forecasts are estimates only and do not constitute a commitment by HP to purchase any such quantity.  HP may revise any forecasts in its discretion.  Upon receipt of HP’s forecast, Supplier will, within five (5) Business Days, either confirm to HP that Supplier can support the forecast or not

3.	Inventory Requirements. HP may request Supplier to deliver Product either through a non-Supplier Managed Inventory (“Non-SMI”) process or to use an SMI process.

4.
Order Changes.  HP and Eligible Purchaser may, without charge, postpone, decrease or increase any Accepted Order by notice to Supplier; provided that any increase in quantity or any rescheduling to an earlier Delivery Date is subject to Suppliers Acknowledgment.  At any time prior to shipment, HP and Eligible Purchaser may postpone any Accepted Order; provided that postponement of a non-cancelable Order for longer than sixty (60) days is subject to Supplier’s consent.  At any time prior to shipment, HP and Eligible Purchaser may decrease any Accepted Order; provided that quantities under a non-cancelable order may not be decreased, and non-cancelable Orders may not be canceled, to the extent Supplier has commenced production or acquired special components or dedicated raw materials for production. Accepted Orders for Product may be canceled at any time poor to Suppliers commencement of production.

5.
Reports.  Within thirty (30) days after close of each HP fiscal quarter, Supplier will provide HP a report which details purchases of Product by HP and all Eligible Purchasers by item, quantity and purchase location, showing total quantities shipped, total dollars invoiced, returns, percent of on-time and on-quality orders and such other information as HP and Supplier may mutually determine is appropriate.  Reports will be sent to HP’s and Eligible Purchaser’s respective Purchaser locations and a report detailing HP’s and Eligible Purchaser’s total purchases will be sent to HP’s primary contact set forth in the Agreement.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

Engineering Process And Design Changes

This Module contains additional provisions related to Engineering Process and Design Changes and forms part of the Hardware Product Purchase Agreement.

1.
Supplier Proposed Changes.  Except as set forth in this Module, Supplier will not make or incorporate in Product any of the following changes (each an “Engineering Change” and collectively, “Engineering Changes”):  Process and raw material changes, including chemical and raw material formulations, component and material sourcing and quality statistical controls; design changes; geographical relocation of manufacturing, test, upgrade or repair process; and/or process step discontinuances affecting electrical performance, mechanical form, fit, function or performance, environmental compatibility, chemical characteristics, software compatibility or the life, reliability or quality of Product.

2.
Notice of Proposed Change.  Supplier will notify HP in writing of any proposed Engineering Change, to product that is deemed a complete design, and will provide evaluation samples and/or other appropriate information as HP may reasonably request at least ninety (90) days prior to the first proposed shipment of any Product involving an Engineering Change; provided that Supplier may not provide Product involving an Engineering Change to HP for production usage until HP has notified Supplier, in writing, that it has completed its qualification testing.

2.1.
If any Engineering Change affects price, component obsolescence, quality performance or delivery schedules of Product, an impact proposal prepared by Supplier will be presented to HP for approval prior to Supplier initiating any change.

2.2.
If, as a result of such an Engineering Change, HP would be unable to utilize Product due to a failure under HP’s qualifications, Supplier will continue to provide Product without the Engineering Change until Supplier and HP resolve any qualification issues.

2.3.
If a resolution mutually recognized as such by both Parties is not achieved within a reasonable time, Supplier may, subject to the Discontinuance of Product and HP’s Manufacturing Rights Module, if attached to this Agreement, discontinue supply of Product without the Engineering Change, whereupon HP may cancel all Accepted Orders for Product without cost or liability or terminate this Agreement upon written notice to Supplier.

3.
HP Proposed Changes.  HP may change HP supplied drawings or designs or the Specification at any time prior to manufacture, effective upon notice to Supplier.  If any such change affects price, component obsolescence, quality performance or delivery schedules of Product, an impact proposal prepared by Supplier will be presented to HP for approval prior to Supplier initiating any change.  Supplier must make written claim for any adjustment related to such change within ninety (90) days from the date HP approves Supplier’s impact proposal or such claim will be waived.

4.
Safety Standard Changes.  Supplier will provide HP oral notice, to be followed by written notice, or email notice within twenty-four (24) hours of Supplier having knowledge of the need for any upgrade, substitution or other change required to make Product meet applicable safety standards.  HP, in its discretion, may require that all affected Product be reworked or returned to Supplier for upgrade to current revisions or be upgraded by Supplier or HP in the field.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

Quality and Compensation

This Module contains additional provisions related to Quality and Compensation and forms part of the Hardware Product Purchase Agreement.

1.
Purpose of this Exhibit.  Supplier’s obligations under Product and Compliance Warranties, Remedies and Related Terms of the Standard Terms to provide defect-free, conforming products to HP are primary and material obligations of Supplier, and are not in any way changed by this Module.  The purpose of this Module is to set forth HP requirements for compensation and additional corrective actions by Supplier if Product fails to conform to the Product and Compliance Warranties, Remedies and Related Terms of the Standard Terms.  The rights, remedies and obligations set forth in this Module are in addition to, and are intended to supplement rights, remedies and obligations specified elsewhere in the Agreement.

1.1.
Quality System.  Supplier is required to successfully pass HP’s supplier qualification audits prior to the sale of any Product under this Agreement.  In addition, Supplier will maintain a quality system that ensures compliance with this Agreement and meets at least one of the following: (1) current certification to the applicable ISO 9000 series of standards for the Products; (2) maintains a quality management system and manual that complies with the applicable ISO 9000 quality systems series of standards; or (3) is currently executing a plan to achieve ISO 9000 certification within eight (8) months from the Effective Date of this Agreement.

1.2.
Documentation.  Supplier upon written request will provide to HP copies of Suppliers quality system documentation and supporting test documentation.  The Parties will create and maintain a combined team to provide oversight of Suppliers quality systems to ensure Supplier’s compliance with this Agreement.

1.3.
HP’s Right to Inspect Facilities.  With reasonable advance notice and in compliance with Supplier’s security and safety requirements, HP and/or its designated representative may inspect Supplier’s production and repair facilities (including but not limited to Product, raw materials, equipment associated manufacturing processes, test and inspection data, reliability data, failure analysis data, corrective action data, and training data) to ensure compliance with this Agreement.  Supplier will inform its Subcontractors and suppliers of HP’s right to inspect their facilities and will use reasonable efforts to secure such rights at no charge to HP. Supplier will provide quality-related reports and such other reports and information as HP may reasonably request.

1.4.	Supplier Retina. HP periodically reviews its suppliers through the (HPSS (Hewlett-Packard Supplier Scorecard)Supplier will participate in the review process.

2.	Epidemic Failure. For a period of three (3) years after Delivery, Supplier represents and warrants all Products against Epidemic Failure.

2.1.	“Epidemic Failure” means [ * ]

2.2.	Any failure of Product to conform to Product and Compliance Remedies and Related Terms of the Standard Terms constitutes an occurrence for purposes of calculating Epidemic Failure.

2.3.
If HP determines that an Epidemic Failure may occur, HP may require Supplier to provide additional engineering and technical services and take other appropriate action at Supplier’s expense to prevent any such occurrence and mitigate foreseeable consequences.

2.4.
Epidemic Failure Process.  If HP or Supplier determines there has been an Epidemic Failure, notice shall immediately be provided to the other party.  Supplier will provide HP a preliminary root cause analysis and proposed Corrective Action Plan within seven (7) Business Days after receiving notice, or sending notice, as applicable.  HP will make available such information and assistance as may reasonably be required for Supplier to conduct its root cause analysis and propose a Corrective Action Plan.  HP may in its discretion concurrently prepare its own root cause analysis.  Supplier will make available such information and assistance as may reasonably be required for HP to conduct its root cause analysis.  If Supplier fails to provide a preliminary root cause analysis within 7 days of receiving notice, then Supplier must accept any root cause analysis and Corrective Action Plan offered by HP.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

2.5.
Epidemic Failure Remedies.  After review of all root cause analyses and the applicable Corrective Action Plan, HP may determine, in its sole discretion, that the Epidemic Failure necessitates any individual action, or combination of, the following actions at Supplier’s sole expense including, but not limited to, notification costs, return costs, cost of field recall, freight, labor cost, and rework incurred in effecting any of the following actions:

2.5.1.	Customer based recall;
2.5.2.	Retrofit;
2.5.3.	Product recall; and/or
2.5.4.
Implementation of a program that extends the in-warranty repair period for end users with regard to components that are identified in the root cause analysis for a period of time deemed to be sufficient in HP’s sole discretion to provide adequate customer satisfaction.

Supplier failure remedies will not apply to epidemic failures directly related to the HP specified portion of the design.

2.6.
HP may return affected Product to Supplier for correction, or HP may repair, rework or replace affected Product in the field either by itself or with help from HP’s Authorized Service Providers at such Authorized Service Providers’ location.  Supplier will provide credit, reshipment of corrected affected Product and/or replacement as indicated by HP. Within thirty (30) days after completion of all recalls or retrofits, Supplier will reimburse one hundred percent (100%) HP’s actual out-of-pocket losses, liabilities, costs and expenses reasonably incurred in responding to the Epidemic Failure, including, but not limited to, costs associated with conducting root cause analyses, costs of any improvement or switch-over program, expenses of third parties and notification costs and return costs, cost of field recall, freight, labor cost, and rework; provided that HP will use commercially reasonable efforts to mitigate to the maximum extent feasible.

3.
Field Failure Metrics, Targets and Limits.  To ensure that HP quality requirements are met, Supplier agrees to take all reasonable steps to comply with the applicable Failure Rate Metrics, Targets and Limits set forth in Table 1 of this Module.  HP may revise the Targets and Limits set forth in Table 1 annually.  Additionally, field failure metrics, targets, and limits may be addressed in the form of AFR, ARR, or CCFR in the Request For Quote documents and/or the cost and platform agreements associated with each Request for Quote.  To the extent that a Request for Quote and/or cost/platform agreements provide guidance about AFR/ARR/CCFR targets or limits, or provide guidance about how to calculate AFR/ARR/CFR, those documents will take precedence over the rates, targets, and limits provided in Table 1 below and the compensation amounts set forth in Table 2 of this Module.  Calculation will not include any aftermarket options installed by any party other than the supplier.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

Table 1: Failure Rate Metric Targets & Limits

[ * ]

4.
Engineering and Technical Services.  Supplier shall provide engineering and technical services on a continuous basis in order to maintain Failure rates within the agreed upon Field Failure Metric Limits.

5.	Corrective Action Plan and Compensation to HP.

5.1.
Corrective Action Plan.  Whenever the Field Failure Metric Targets or Limits are exceeded, Supplier will develop and take all actions necessary to implement a Corrective Action Plan as set forth in this Module and as may be more fully detailed in the applicable commodity quality plan, if any.

6.	Definitions.

“AFR” means Annual Failure Return rate.  AFR measures non-quality field failures, which are Supplier fault only, determined at customer sites or as confirmed at an HP or its Affiliates returns processing/support site.  HP or its Eligible Purchasers shall calculate AFR each month for each Product model, using repair centers, support site reports, and supplier reports.  AFR is calculated as the aggregate failures across Product SKUs.  AFRs are calculated by Supplier, by model, and technology.  AFR = (SFO / cumulative install base) * 12 * 100% “SFO” means the number of Supplier fault only failures for each month.  Cumulative install base equals total HP usage for the “base model” under review.

“ARR” means Annual Return Rate.  ARR measures total field returns.  HP or its Eligible Purchasers shall calculate ARR each month, for each Product model, using repair centers, support site reports, and supplier reports.  ARR is calculated as the aggregate returns across PCs SKUs.  ARRs are calculated by supplier, by model, and technology.  ARR = (TR [month] / cumulative install base) * 12* 100%.  TR = total number of returns for each month.  Cumulative install base = total HP usage for the base model under review

“Authorized Service Provider” means a Subcontractor approved by HP to provide specified Services for Products

“CCFR” means Component Cumulative Failure Rate (in this definition, the term component has the same meaning as the term Product).  CCFR measures quality field Failures determined at customer sites or as confirmed at an HP or its Affiliates returns processing/Support site HP or its Eligible Purchasers shall calculate CCFR each month, for each given HP system Product cycle, and each Product model using factories, repair centers, and support site reports.

CCFR is calculated in each cycle as the aggregate failures across PCs SKUs.  CCFRs are calculated by vendor, by component type, region, ODM, description, model number.  CCFR [m] = (Rdefect [m] = Wdefect [m] = FRU-defect (m}) / (installed base) * 100% [m] = the number of months since the component first shipped in that product cycle.  [m] is between (1 and 15). Rdefect = is the sum of Defects found in units returned from the channel.  Wb-defect = Defects found from units returned from customers under Warranty.  FRU-defect = defective parts that are replaced in the field (customer environment) by either HP or its Affiliates

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

“Corrective Action Plan” means an HP-approved plan developed by Supplier to remedy a Failure.  A Corrective Action Plan shall, at a minimum, include a detailed description of the actions to be implemented in the product design, production process, inspection process or Product sourcing in response to and to remedy a failure.  Additionally, a Corrective Action Plan shall describe the additional engineering and technical support that Supplier will provide to reduce the Product Failure Rate to a level at or below the target Failure Rate for the Product, as well as any other necessary corrective measures as agreed to by HP and Supplier.  The action plan may also potentially include the following remedies: (i) expedited shipment of replacement Products for inventory retrofit; (ii) processing all returns at no cost to HP; (iii) shipment of Software fixes directly to registered customers; (iv) credit for RMA back-log (v) and other actions as HP deems appropriate.

“Eligible Purchasers” includes, solely for the purposes of this Module, HP authorized service providers, including without limitation, HP repair centers, HP’s Authorized Service Providers, and HP-authorized channel partners.

“Failure” means a deviation from the Product Specification as determined by visual inspections or by mechanical, electrical, or chemical testing or analysis.  Failures will be verified using diagnostic tools and processes approved by HP and/or its Eligible Purchasers.  Failures may be discovered during qualification, manufacturing, final assembly or as a result of returns or information received by Supplier for HP, its Eligible Purchasers or HP customers.  A Failure may also include a visual defect which is a deviation from Specification consisting of a marking, blemish or coloration anomaly that does not affect functional performance of the Product (“Visual Defect’).  Visual Defects are determined through appropriate visual inspection of the Product Supplier, HP or its Eligible Purchasers.  A Customer Induced Defect (“CID”) caused by misuse or mishandling of the Product by the end-user customer does not constitute a Failure.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

Service and Support Requirements

This Module contains additional provisions related to Service and Support Requirements and forms part of the Hardware Product Purchase Agreement.

1.
Scope.  This Module provides additional terms applicable to Supplier’s provision of tangible Products used for support (“Spares”) as well as Supplier’s provision of Services used for support.  These Spares and Services will be referred to together as “Support Services”.

2.	Precedence. This Module will take precedence over other terms in the Agreement addressing Support Services but will not otherwise modify the Agreement.

3.
Service Support Life.  Supplier will support Products sold to HP by providing Support Services for such Products while the Product is being manufactured and for five years after manufacturing ends (“Service Support Life”).  Supplier acknowledges its responsibility to build additional Spares and to repair Spares throughout a Product’s entire Service Support Life.

4.
Pricing.  While a Product is being manufactured, the price for Spares will be the current manufacturing price of the particular assembly / component / etc. plus an agreed upon pricing adder for packaging and kitting requirements.  Repair pricing, for repairable Spares, will be provided before Product delivery begins, or earlier if requested by HP.  Pricing will be reviewed every 90 days, or upon written request by either party and (i) during Product manufacturing, pricing changes for Spares and repairs will be based on changes in the Product price and (ii) after manufacturing ends, pricing for Spares and repairs will not increase without pre-approval by HP.  Price increase request will not be unreasonably denied.

5.	Regional Requirements. Support Services will conform to the following requirements:

General.

Supplier will maintain regional support in North America and Europe and be able to support service calls in Asia-Pacific as well as at other mutually agreed upon locations.  Supplier will maintain the capacity to deliver next business day support in North America, EMEA, and Asia Pacific as a minimal requirement and a 4 hour response in specific areas requested by HP.

Supplier will have English-speaking employees available in all sites for communications with HP.  Memos, reports and other communications from Supplier will be in English and in writing.

Supplier will provide after hours support, 24 x 7, if requested by HP.  Supplier will provide after hours contact procedures to allow HP to contact Supplier 24x7.

Upon HP request, Supplier will provide one day per month of after hours support, in each region, at no additional charge.  HP will reimburse Supplier for additional after hours support requested during any month, but HP will not reimburse Supplier for after hours support arising out of Supplier’s non-performance.

Provision of Spares.  Supplier will make available spares supply to support HP’s demand to fulfill regional distribution center.  Supplier acknowledges that it is responsible to provide the materials management expertise and business oversight needed to maintain such inventory.

Supplier is responsible to maintain sufficient Spares in HP’s regional distribution centers to allow HP to ship 98% of orders to HP customers the same Business Day ordered and to ship 100% of orders the next Business Day.

Supplier will monitor inventory levels in HP’s regional distribution centers.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

[ * ]

6.	Warranties.

a)	Supplier warrants Support Services will conform to the requirements set forth in Attachment 1 to this Module which attachment is titled “Quality and Technical Requirements”.

b)	All Spares purchased by HP, whether newly manufacturer or repaired, will be provided with the warranties, warranty periods and warranty remedies defined in the Agreement applicable to Products.

7.
Freight and Logistic Cost Responsibility.  When a Field Return is covered by Supplier’s warranty, Supplier will reimburse HP for HP’s freight and logistics costs associated with the service event.  HP is responsible for shipping expenses associated with product that has no fault found.

a)
HP freight and logistics costs reimbursed will include (i) freight costs to ship Spares/Field Returns to and from HP and its customer, (ii) freight costs to ship Spares/Field Returns to and from HP and Supplier, (iii) handling, inspection, test and distribution costs related to shipping and receiving Spares/Field Returns, and (iv) insurance, taxes, duties, fees, free trade zone expenses, and similar costs.  HP reserves the right to issue a debit memo for reimbursement owed.

b)	In each region, HP will provide Supplier with a reasonable estimate of such HP costs. HP and Supplier will agree upon such cost and Supplier will credit HP for each in warranty event.

8.
Forecasts.  When a new Spare part number is created, HP will provide an initial forecast.  HP may provide periodic forecasts afterwards, but is not obligated to do so.  HP is not obligated to provide other forecasts.  Any forecast provided by HP is for the convenience of Supplier, is non-binding, and does not create an obligation to purchase.  There shall be no minimum order quantity for Spares or repairs.

9.
Components.  Supplier is solely responsible for providing all materials.  Supplier acknowledges it is responsible for maintaining a supply of all materials required for provision of Support Services and, if required, to make last time buy of materials, including any Buy-Sell Parts or any other HP-provided materials to Supplier, based on the Service Support Life of the Product.  HP is not obligated to continue to provide Buy-Sell Parts or any other HP-provided materials in lieu of a last time buy.

10.
Excess and Obsolescence.  HP will have no obligation to purchase any of Supplier’s inventory or any minimum quantity of Spares or repairs.  Without limiting the foregoing, HP will not have any obligation to pay for or reimburse Supplier for any inventory revaluation costs, inventory holding costs, purchase price variances, or costs Supplier incurs related to excess/obsolete inventory.

11.	Third Party Services. HP may use an HP authorized third party to provide services related to support. Supplier will work with such HP designated third party.

12.
Supplier Management Program.  Supplier agrees to meet with HP, as requested up to four times per year, to review Supplier’s performance, establish performance metrics to drive continuous improvements, and discuss other areas of mutual concern.

13.
Additional Support Services.  If additional or different Services are requested by HP, Supplier will use commercially reasonable efforts to promptly negotiate details of such requirements.  Such additional or different Services will be governed by the Agreement.

14.	Survival. This Module survives expiration or termination of the Agreement and HP may continue to purchase Support Services under the terms of the Agreement for the Service Support Life.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

Attachment 1 to Service and Support Module

Technical and Quality Requirements

Spares provided must be new or equivalent-to-new.  Equivalent-to-new Spares are Spares that have been inspected, refurbished as necessary, and determined to be equivalent to new in appearance, revision level, performance, compatibility and reliability.  Supplier will mark all equivalent-to-new Spares with the date of refurbishment.

Spares will be individually packaged, as appropriate, in single unit packages, containing all BOM materials and ready for shipment to HP’s end user customers.  Spares kits will conform to HP’s reasonable requirements, including but not limited to HP labeling specifications.  As reasonably required, individual Spares packages will be over-packed for shipment.

Upon HP request, Supplier will either (i) send a representative sample of each Spare to HP for HP to perform a first article inspection (“FAI”), or (ii) perform the FAI itself and send HP an FAI report including photographs.  Supplier will not ship Spares without HP’s prior approval of the FAI.

If any Spare is returned a third time, Supplier may only repair/reuse this Spare with authorization from HP.

Hold, Segregation and Rework Requirements.  Upon written HP request, Supplier will place identified Spares shipments on hold within two (2) business hours.  Supplier will segregate and sort Spares from all of Supplier’s work in progress and/or inventory stock locations within one (1) Business Day and promptly manage any additional actions reasonably requested by HP.

Broker Purchases.  Supplier will prepare and maintain a secondary source purchase plan, approved by HP before making any purchases from secondary sources.  The secondary source plan must include sourcing procedures, supplier qualification procedures, quality monitoring processes, procedures to insure that materials meet HP’s Specifications and requirements, and procedures to manage approval from HP and use of substitute or alternate parts.  Supplier will inspect and test materials purchased from secondary sources and verify that material is not counterfeit and meets form, fit, function and cosmetic criteria.  Secondary source purchases will be identifiable and traceable, for removal from supply chain if necessary.

Data Collection.  Supplier will collect quality, returns, warranty and test data and report same to HP in format and frequency reasonably requested.  Frequency, accuracy, and completeness of data reporting by Supplier will be measured by HP.

Reliability and Failure Analysis.  Supplier will analyze suspected quality or engineering problems and determine likely cause of the problem.  Quality problems include, but are not limited to, DOA’s, NFF, high initial return rates, repeat returns analysis, test processes and correlation, and ongoing improvement activities to address underlying problems.  Supplier will coordinate testing, analysis, and corrective action with its suppliers.  Such actions include, but are not limited to, capturing components and Products, consolidating relevant data, tester correlation, and reviewing and providing the completed analysis to HP.  Upon HP request, Supplier will send Spares to HP for HP’s further quality review and, if HP does not return the Spare in 30 days HP will purchase the Spare.

Corrective Action.  If HP requests corrective action, or if data indicate a need for corrective action, Supplier will implement a corrective action process including, but not limited to, (i) Supplier will within 1 Business Day, notify HP of the problem, its manifestations, symptoms, and an assessment of the problem’s severity and impact including potential financial impacts; based on the problem severity, Supplier will promptly implement containment actions, (ii) Supplier will within one additional Business Day, recommend a plan to manage the problem, and (iii) Supplier will promptly take steps to contain the problem and will keep HP informed, at timeframe intervals specified by HP, of the current status of problem and corrective actions.  The recommended plan to contain the problem will include, but not be limited to, recommended disposition of all affected products including those in the field; an assessment of financial impacts; recommended failure analysis testing; recommended short and long term corrective actions to be taken; a specific get well date; and provision of backup data such as trending and deviation analysis.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

Technical Support Services.  Supplier will provide, at no charge, technical support reasonably required to (i) maintain compatibility and functionality of Products related to then current operating systems, (ii) provide general technical support and information related to regulatory requirements including, but not limited to, import and export requirements and environmental laws, and (iii) provide technical support which requires in depth product engineering knowledge to isolate, including but not limited to interactions of Products with another product; if Supplier’s technical support requires longer than one week to implement, Supplier may request HP to reimburse Supplier for its reasonable costs.  The level of effort for support will be related to the severity of the issue, as assessed by HP; problems which prevent customer usage of Products will be supported 7x24 with goal to resolve in 24 hours.  Supplier will provide additional technical support Services related to Product or Spare enhancements requested by HP and HP will pay for such enhancement Services at an hourly rate, or other cost agreed, based on Supplier’s costs to develop/obtain the requested functionality.

Compliance.  Supplier will promptly notify HP of any changes in laws or regulations, which it is aware of, which may require a change in Support Services.

Supplier Technical Assessment Audits.  At HP discretion, technical assessments of Supplier will be conducted.  HP’s assessment will include an audit of Supplier’s ability to process parts successfully and Supplier’s compliance with the contractual requirements, quality plans, and the documented processes.  HP’s assessment will encompass all aspects of Supplier’s processes including inspection of packaged finished inventory.

Rights and Assistance to Repair.  Supplier grants to HP the right to repair and have repaired Spares for as long as HP chooses to support Products.  Supplier will provide HP, within 30 days of HP’s request: (i) a list of components and software required to repair and maintain Spares and Supplier’s approved suppliers for these components.  Components which are not readily available from sources other than Supplier will be listed, with Supplier’s part numbers and purchase prices identified and such components will be made available to HP for purchase.  Components having generic industry identification, not proprietary to Supplier, will be cross-referenced to generic manufacturer part numbers; and (ii) applicable test specifications, test procedures, repair procedures, drawings, test programs and other materials required to allow HP to repair and test Spares; and (iii) a full description of test equipment with manufacturer’s model numbers, and (iv) reasonable technical assistance related to the above.  Supplier will archive and maintain the above information through the end of the Service Support Life.

License Grant.  Supplier grants HP a perpetual, royalty free, worldwide license to use, copy, modify, prepare derivative works of, and distribute, as reasonably required for HP’s sale or maintenance of Products, any materials provided in accordance with this Module.  Supplier will identify any third party materials provided.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

Discontinuance of Product and HP’s Manufacturing Rights

This Module contains additional provisions related to Discontinuance of Product and HP’s Manufacturing Rights and forms part of the Hardware Product Purchase Agreement.

1.
Last Time Buy Rights.  Once Supplier has sold Product under this Agreement, Supplier shall not discontinue the manufacture or supply of such Product for a period of three (3) years, unless approved by HP, after the dale of first Delivery to HP (“Assurance of Supply Period.  After the expiration of the Assurance of Supply Period for a particular Product, if Supplier elects to discontinue the manufacture or supply of the Product (a “Discontinued Product”), Supplier shall give HP twelve months advance written notice that such manufacture or supply will be discontinued (“Notice Period”).  During this twelve month Notice Period, HP and Eligible Purchasers may issue Last Time Buy Orders for the Discontinued Product.  The Delivery dates for Last Time Buy Orders may extend past the Notice Period.  Also during this twelve month Notice Period, HP may elect to exercise its manufacturing rights specified herein by written notice to Supplier.

2.	HP’s Right to Manufacture.

2.1
Supplier hereby grants to HP, under Supplier’s Intellectual Property Rights and Technical Information, a perpetual, nonexclusive, worldwide, royalty-free, fully paid-up license to use, modify, reproduce, import, manufacture, distribute, offer for sale and sell Discontinued Product, all with right to sublicense, without payments to Supplier of any royalties or other charges.  Supplier will assign to HP any license rights it may have with third parties for Software Documentation or any intellectual property used in the manufacture of the Product.  HP agrees that it will not exercise the rights granted in this Section 2.1 until HP provides Notice, in accordance with the Notices Module, of its election to exercise such rights during the Notice Period.

2.2
Within seven days after HP has notified Supplier of HP’s election to exercise its manufacturing rights for a Discontinued Product, Supplier will provide to HR (a) all Technical Information relating to the Product; (b) the names and addresses of Supplier’s sources for parts not manufactured by Supplier, including the appropriate part numbers for commercially available equivalents of electronic parts, and Supplier will use reasonable efforts to enable HP to purchase all such Parts directly from Supplier’s vendors; and (c) all parts catalogues, schematics, design specifications, blueprints, material lists, engineering change orders, and other servicing documentation deemed necessary by HP to manufacture, service and support the Product.

3.	Survival. This Module survives expiration or termination of this Agreement as necessary to meet the time periods stated herein.

4.	Definitions.

“Last Time Buy” means a final purchase by HP or Eligible Purchasers in the quantities HP or Eligible Purchasers requires to provide a Product through the end of its or an HP’s Product life cycle.

“Technical Information” means Supplier’s manufacturing information and technology to produce Product and provide Support, including without limitation: (i) specifications, Software, schematics, designs, drawings, or other materials pertinent to the most current reversion level of manufacturing of Product; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) supplier history files; (v) support documentation; and (vi) any additional technical information or materials that may be agreed to by the Parties.

Module For

HARDWARE PRODUCT PURCHASE AGREEMENT NO. ______

Assurance of Supply and Flexibility Agreement

This Module contains additional provisions related to Assurance of Supply and Flexibility and forms part of the Hardware Product Purchase Agreement.

I.           Assurance of Supply Agreement.  HP is committed to providing an uninterrupted supply of products and services to its customers.  As a result, HP expects its suppliers, as specified in this Agreement, to provide an uninterrupted supply of products and services, free from defects and disruptions to HP.  HP also expects its suppliers to be capable of delivering their products and services to the point and time of need, as specified by HP.  Additionally, HP expects its suppliers to demonstrate continuous supply improvement, by identifying and implementing strategies that strengthen assurance of supply and reduce supply chain risk.  Such strategies may include inbound, outbound and manufacturing lead-time reduction, industry standard sourcing, multi-sourcing, statistical inventory buffer analysis, formal stocking policies for similar components and finished goods, regional manufacturing, inventory stocking, and order management, postponement, and other manufacturing, inventory management, and logistics strategies that increase Supplier reliability, agility, flexibility, and responsiveness.  Supplier shall comply with the following requirements:

1.
Supplier shall provide an assurance of supply ("AoS") update for all key and critical components in the format as specified in Section 1e of this Module or as otherwise approved by HP ("Assurance of Supply Update").

a.	Assurance of Supply Updates will be delivered to the HP designated Recipient for Notices as identified in the Notices Module of the Agreement.

b.	An Assurance of Supply Update will be provided:

i.	As part of any Supplier response to an HP Request for Quote ("RFQ"); and
ii.	At least 4 weeks prior to any First Article Inspection; and
iii.	Monthly by the first Monday of each calendar month, or as otherwise agreed upon by HP.

c.
Upon receipt of the Assurance of Supply Update, Supplier and HP will designate a mutually agreed "risk rating" for each component.  Supplier will identify opportunities and take appropriate actions to reduce the AoS risk rating for components.  For any components that are mutually designated as high risk, Supplier will develop an AoS proposal for HP's review and approval within 30 days.  Such AoS proposal is intended to improve assurance of supply for high risk components.  If the Supplier proposal constitutes a Manufacturing Change, as defined in Section 2 of this Module, such proposed changes will be subject to Section 2 and Section 3 of this Module.

d.	Suppliers assurance of supply performance will be assessed as part of HP's formal supplier performance review process and will be considered in future business award decisions.

e.	Assurance of Supply Update Form. See Attachment 1 to this Module.

f.
Supplier Risk Calendar.  Supplier shall develop and keep current a calendar that identifies the dates impacted by all known Manufacturing Changes, as defined in Section 2 of this Module, over a twelve (12) month period ("Risk Calendar").  An updated Risk Calendar will be provided by Supplier on a monthly basis or as otherwise agreed upon by HP.

g.
Assurance of Supply Meetings.  Both parties will meet on a monthly basis to review and analyze: (a) HP forecast processes, methods, and accuracy, (b) Supplier inventory buffer performance, processes, and methods, (c) the AoS update form, (d) key AoS initiatives/projects of both parties, (e) key supply chain performance metrics and results of both parties, (f) Supplier employee turnover rates related to manufacturing, warehousing, and logistics operations, and (g) the Supplier Risk Calendar.

2.
Supplier Proposed Manufacturing Changes.  Except as set forth in this Module, Supplier shall not make, initiate, or incorporate in Product any of the following changes (each a “Manufacturing Change” and collectively, “Manufacturing Changes”):

a.	Changes to business processes, methods, or information systems that support procurement, manufacturing, logistics, warehouse management, materials management (e.g. MRP / ERP), and quality management;

b.	Geographical relocation of Product’s sub-assembly, component manufacturing, test, upgrade, or repair processes;

c.
Supplier or Sub-supplier transitions, to include any assignment as defined in Section 15.3 (“Assignment”) of the Agreement, or changes in sourcing strategy, name(s), location(s), logistics strategy, logistics providers, or other service providers;

d.
Events that may impact supply, including but not limited to, cycle counts of inventory, factory and warehouse shutdowns, changes in allocation of capacity to HP or Eligible Purchasers, or changes in lead times for any Product, Spare, sub-assembly, part or component.

3.
Notice of Proposed Manufacturing Change.  Except in the case of an Urgent Manufacturing Change (as defined below), at least ninety (90) days prior to the first proposed shipment of any Product involving a Manufacturing Change, Supplier shall notify HP in writing of any proposed Manufacturing Change and shall provide appropriate information as HP may reasonably request.  Supplier shall not provide Product to HP or Eligible Purchasers involving a Manufacturing Change until HP has notified Supplier, in writing, that HP has completed its formal review and acceptance of such Manufacturing Change.

a.	With regard to any Product, Spare, sub-assembly, part, or component, if such Supplier proposed Manufacturing Change affects:

i.	Supplier cost or price;
ii.	Obsolescence;
iii.	Quality performance;
iv.	Lead times; or
v.	Shipment/delivery commitments,

then a Manufacturing Change Request (MCR) form shall be prepared by Supplier.  A MCR form shall also be prepared by Supplier for any Manufacturing Changes involving a geographical relocation as defined in Section 2b of this Module, a Supplier or Sub-supplier transition as defined in Section 2c of this Module, a change in allocation of capacity to HP or Eligible Purchasers, and any shutdown in factory or warehousing operations that exceeds 2 Business Days.

b.
Supplier’s MCR form shall include the following elements, at a minimum: i) the reason(s) for Supplier proposed change, detailed description of the proposed change, iii) identification of all impacted Products, Spares, sub-assemblies, parts, and components, iv) detailed description of any impact on cost, price, obsolescence, quality performance, lead times, shipment/delivery commitments, and business continuity strategies or plans v) an implementation timeline with key milestones, vi) appropriate inventory buffer plan(s), and vii) appropriate contingency plan(s).

c.
All Supplier MCR forms will be presented to HP for approval, prior to Supplier initiating the proposed Manufacturing Change in whole or in part.  All agreed inventory buffers shall be available and positioned per the HP approved MCR, prior to Supplier initiating the proposed Manufacturing Change in whole or part.  Any deviation from the HP approved MCR (including missed or delayed key milestones, schedule changes, scope changes, and impact changes), will require Supplier to submit a revised MCR form for HP re-approval.

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d.
If HP decides not to approve the Supplier proposed Manufacturing Change, any related MCR, or any subsequent revision of an MCR, Supplier shall continue to provide the Product or Spare without the Manufacturing Change until Supplier and HP resolve any issues.

e.
If a mutually agreed resolution to the Supplier proposed Manufacturing Change, any related MCR, or any subsequent revision of an MCR is not achieved within a reasonable time and prior to any impact on Supplier’s performance to the Flexibility Agreement of this Module (see below) for the current Product or Spare, HP may, subject to Section 6 of the Agreement (Services and Support Warranty), the Services and Support Requirements Module, if attached to this Agreement, and the Discontinuance of Product and HP’s Manufacturing Rights Module, if attached to this Agreement, discontinue Supplier’s supply of the current Product or Spare, including cancellation of all Accepted Orders and planned hub replenishments for such current Product or Spare without cost or liability.  HP’s entire liability will be limited to all Products and Spares for which HP has received and accepted delivery.

f.
If any HP approved Manufacturing Change(s) impacts Supplier strategies or plans for responding to or recovery from potential disasters that could disrupt operations or delay supply, Supplier shall update its business continuity plan within 7 days of implementing such Manufacturing Change(s).

4.
Urgent Manufacturing Changes.  Supplier will provide HP with oral, followed by written notice, within twenty-four (24) hours of having knowledge of the need to implement any Manufacturing Change in less than 90 days in order to avoid or mitigate a potential: i) disruption in operations, ii) delay in supply of Products or Services, or iii) impact to performance against the Flexibility Agreement (each an “Urgent Change).  Both parties agree that Urgent Changes require immediate action.  In the case of an Urgent Change, Supplier will prepare and submit an MCR form, which meets the requirements described in this Exhibit, within forty-eight (48) hours following notice to HP.  Within forty-eight (48) hours after receiving the MCR, HP will complete its review and provide its formal approval or rejection of such Urgent Change.

5.	[ * ]

6.
Assurance of Supply Recognition.  HP values suppliers that consistently demonstrate exceptional assurance of supply performance and a commitment to continuous AoS improvement.  Suppliers who, in HP’s opinion, diligently adhere to the AoS update processes described in Section 1 of this Module and the Manufacturing Change processes described in Section 3 of this Module, and meet or exceed the requirements in the Flexibility Agreement for the 12 month period of HP’s fiscal year, will be nominated for HP’s annual Assurance of Supply Award.

II.           Flexibility Agreement.  HP will provide a 12 month rolling Forecast.  If Supplier is unable to meet the forecast requirements, Supplier will respond to HP within 48 hours after receipt of HP’s Forecast with a supply plan committing the maximum supply available for the time periods defined in the Forecast.  Supplier is authorized to use this Forecast to purchase within industry standard lead time any materials required to support the Forecast and the upside flexibility requirements described in this Module.  Supplier will provide a list of long lead time components requiring special order management in order to meet HP’s Forecast and flexibility requirements.  In the event of cancellation of any Accepted Order or termination of this Agreement for reasons other than Supplier’s default, HP’s liability will be limited as specified below:

1.	Liability period. Maximum HP liability period will be 12 weeks based on HP’s then current Forecast requirement and upside flexibility requirements as defined in the table below in section 3.

2.	HP Liability. Within HP’s liability period, HP’s liability is limited to:

a.	Finished goods inventory positioned to support the agreement;

b.	Maximum 20 days Work in Process (WIP);

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c.	HP unique material purchased by Supplier within industry standard lead time to support HP forecast requirements. Supplier will submit and maintain a list of HP unique materials per the AoS Update;

d.	Long lead time components, as identified in the AoS Update, or critical materials purchased with HP’s prior written consent, if exceeding the above guidelines; and

e.
HP’s share of materials that are not unique to the Product (“Common Materials”) that can not be cancelled or consumed in other products within 6 months.  If, after this six month period, Supplier identifies an opportunity to consume any portion of this material within the next 3 months, Supplier will deduct this amount from HP’s liability.  HP’s share is defined as HP’s requirement in proportion to Supplier’s overall production requirement.

Supplier will make every effort to mitigate HP’s liability by finding alternate uses for the material or other methods of disposition that would serve to reduce HP’s overall liability.

3.
Supplier Flexibility.  Supplier shall develop and implement internal processes to provide HP maximum flexibility and shall use reasonable efforts to maintain supply as set forth in the table below.  HP’s maximum percentage increase is not cumulative.

[ * ]

4.
Manufacturing Lead-Time.  Upon design being finalized, supplier shall maintain the necessary processes and material to maintain a four (4) week lead-time from receiving a purchase order from HP, for a POD, to shipment

3.      Definitions.

“First Article Inspection” is the ability for a supplier to demonstrate process capability for mass production of material to Hewlett-Packard product specifications with assured quality, cost, flexibility, and closed loop material logistics.  Assured quality is demonstrated through process analysis tools such as Capability Studies, Process Management Plans, Failure Mode and Effects Analysis [FMEA], Inspection plans, Certificate of Compliance, and Change Management.  The Corporate Procurement Engineer will notify the supplier via electronic mail of conditional production approval.  Within 60 days of Conditional Production Approval, the Corporate Procurement Engineer may conduct a follow-up production audit.

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ATTACHMENT 1

ASSURANCE OF SUPPLY UPDATE FORM

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Attachment 1 to Module I Assurance of Supply Update Form Rev Date: 12Nov07

Risk	Number of PN’s	HP Products	HP Part Numbers
High
Med
Low
Undetermined
Total	0
Counter	0

Supplier Component Part Number	Component Description	Used On	Source Strategy	Sub Supplier Name	Sub Supplier Location	Supplier Location	Standard Leadtime (Days)	Component Value (A, B or C)	Supplier Stocking Strategy	Sub-Supplier Delivery Frequency	Source Inspection (Y/N)	JIT Process (Y/N)	Vendor Manage___ Inventory

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Eligible Purchasers

This Module contains additional provisions related to Eligible Purchasers and forms part of the Hardware Product Purchase Agreement.

1.
Those legal entities identified at Section 5 and 6 of this Module (“Eligible Purchasers”) may purchase under this Agreement. “HP Eligible Purchasers” means those HP Subsidiaries or Affiliates listed in Section 5 of this Module.

2.
Supplier may require, as a condition of Eligible Purchaser’s purchase that: (a) such Eligible Purchaser be subject to Supplier’s normal credit standards and approval procedures (except for any HP Eligible Purchaser will not be subject to any credit approval procedure), (b) the Eligible Purchaser state that such purchase is made under this Agreement, and (c) such purchase is for production of, or is otherwise related to, HP Products. Such confirmation may be in a form reasonably acceptable to Supplier.

3.
If an HP Eligible Purchaser purchases under this Agreement, then all of Supplier’s representations, warranties and obligations in this Agreement run to the HP Eligible Purchaser and such HP Eligible Purchaser may make claims and exercise rights under this Agreement against Supplier as though the HP Eligible Purchaser had signed this Agreement.

4.
If an Eligible Purchaser purchases under this Agreement: (a) all of Supplier’s representation, warranties and obligations stated in this Agreement run to HP as though HP had made the purchase, (b) HP has no financial responsibility to Supplier for purchases by a ,Non-HP, eligible Purchaser and (c) Supplier and non-HP Eligible Purchasers will negotiate and agree upon their own payment terms and will not be bound by the provisions set forth in Section 2 (Payment”) of the Standard Terms.

5.	List of HP Eligible Purchasers.

A.	Corporate Name:	Name:
	Address:	Hewlett-Packard Singapore (Private) Limited
Address: 450 Alexandra Road
Singapore 119960, Singapore

B.	Corporate Name:	Hewlett-Packard Caribbean Manufacturing B.V
	Address:	Startbaan 16, (P.O. Box 66, 1180 AR Amstelveen)
Address: 1187 XR Amstelveen, Netherlands

x

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Product Customization

This Module contains additional provisions related to customization of Products for HP and forms part of the Hardware Product Purchase Agreement.

1.	Product Development and Assembly

1.1
Product Development.  HP is requesting that Supplier assist with the development of a Customized Product.  HP will provide to Supplier HP Specifications that describe the design considerations of the Customized Product.  HP may request Supplier to assist with the creation or modification of the HP Specifications and any manufacturing requirements for such Customized Product.  All such development and assistance will be in accordance with a Statement of Work (SOW’) attached to this Module and this Agreement.  Each SOW is incorporated into this Agreement.  Supplier will use all commercially reasonable efforts to perform its obligations under the attached SOW, this Module and this Agreement, to complete development of the Customized Product.

1.2
Product Assembly.  Supplier will manufacture and/or assemble the Customized Product for HP in compliance with the warranties and other applicable provisions in the Agreement and any additional terms set forth in the SOW.

1.3
Inspection.  HP engineers and technicians may visit Supplier’s facilities upon reasonable notice to inspect and advise on the design, manufacture and testing of Customized Products and to audit compliance with the SOW, HP Specifications, and this Agreement.

2.	Intellectual Property. To the extent of any conflict between the Agreement and this Section 2, this Section 2 will control.

2.1
Pre-Existing Intellectual Property.  Each Party will maintain all right, title, and interest, including all intellectual Property Rights, in and to its own Pre-Existing Intellectual Property irrespective of any disclosure of such Pre-Existing Intellectual Property to the other Party, and subject to the licenses granted herein.

2.2
Development Work.  Subject to Supplier rights in any Pre-Existing Intellectual Property, HP will own and Supplier assigns and agrees to assign to HP, and will cause each Subcontractor to assign to HP, all right, title and interest in Development Work.  To the extent permitted by law, Supplier waives any moral rights, such as the right to be named as author, to modify, to prevent mutilation, and to prevent commercial exploitation, whether arising under the Berne Convention or otherwise.  All such Development Work will be deemed HP Confidential Information under this Agreement.  All works of authorship included in the Development Work will bear the following copyright notice:  © Copyright 2009 Hewlett-Packard Development Company, L.P.

2.3
Inventions.  Supplier will inform HP promptly of any new Intellectual Property created in Supplier’s development of a Customized Product.  During and after this Agreement, Supplier will assist HP, at HP’s expense, to secure, maintain and defend HP’s Intellectual Property Rights in such Intellectual Property.  To the extent reasonably requested by HP, and at HP’s expense, Supplier will execute, and will ensure that each Subcontractor executes, any additional documents reasonably necessary to perfect, on a world-wide basis, HP’s Intellectual Property Rights in such Intellectual Property.  Supplier will not, without prior written authorization from HP, enter into any agreement with any third party relating to the disclosure, exploitation or transfer of such Intellectual Property.

2.4
Third Party Intellectual Property.  Neither Supplier nor any Subcontractor will use any Third Party Intellectual Property in connection with the Customized Product unless Supplier or Subcontractor has the right to use such Third Party Intellectual Property for HP’s benefit, and can grant the licenses to HP as specified in this Agreement.  If Supplier or any Subcontractor uses any Third Party Intellectual Property in connection with the Customized Product, then prior to performance under this Agreement Supplier will: (I) obtain all licenses to such Third Party Intellectual Property that are necessary for Supplier to comply with this Agreement, (ii) identify in the SOW the Third Party Intellectual Property and the specific elements of the Customized Product that contain such Intellectual Property, and (iii) identify in the SOW the corresponding third party license(s).

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2.5
License to Certain Intellectual Property.  If Supplier uses any Third Party Intellectual Property and/or Supplier Pre-Existing Intellectual Property in connection with a Customized Product, Supplier grants and agrees to grant to HP a non-exclusive, irrevocable, perpetual, world-wide, royalty-free license to make, have made, use, sell, offer for sale and import such Customized Product, and to reproduce, display, distribute through multiple tiers of distribution, prepare derivative works of and disclose such Third Party Intellectual Property and Supplier Pre-Existing Intellectual Property in connection with the sale, distribution, import and support of such Customized Product.

3.
Limitations.  As to the Customized Product, Suppliers Defense and Indemnity obligations stated in the Agreement will not apply to the limited extent that a claim of patent infringement is caused solely and directly by either (i) Supplier’s compliance with HP’s Specifications, provided that all implementations of the HP Specification require an infringing use of the patent at issue, or (ii) modification to the Customized Product made by HP after final delivery of the Customized Product, provided that such claim would not have arisen but for such modification.  Notwithstanding the foregoing, this limitation will not apply if either (i) Supplier had actual knowledge of the patent(s) that gave rise to the infringement claim before delivery of the allegedly infringing Customized Product, or (ii) the infringement claim arises from a Standard Component specified in HP’s Specifications.  For clarity, the foregoing limitation will only apply to patent infringement claims and to no other type of infringement claim.

4.	Applicability of Agreement Terms. Unless otherwise specified in this Module, all terms of this Agreement applicable to Product are applicable to Customized Product.

5.	Survival. The following provisions of this Module survive expiration or termination of this Agreement or any Accepted Order: Definitions, Intellectual Property, Limitations, and Survival.

6.	Definitions.

“Customized Product” means a new Product or a modified existing Supplier Product.

“Development Work” means the Customized Product, Intellectual Property, and all other results and items arising out of Supplier’s development of a Customized Product under this Agreement, including without limitation Software, Tools, Documentation, drawings, models, devices, reports, diagrams, instructional materials, notes, records, prototypes, and all Intellectual Property Rights thereto.

“Documentation” means the technical documentation that Supplier provides with, or makes available in connection with, a Customized Product, including but not limited to reference, implementation and user manuals which describe in reasonable and sufficient detail the operation and manufacture of a Customized Product, and the internal program documentation which describes in reasonable and sufficient detail the design, implementation and internal operation of such Customized Product, including design reports and program comments.

“Pre-Existing Intellectual Property” means the Intellectual Property and Intellectual Property Rights of a party existing prior to the Effective Date of this Agreement or prior to the commencement of any work performed pursuant to this Module, whichever occurs later.

“Standard Component” means a component or functionality that Supplier supplies or otherwise distributes to third parties, or that Supplier incorporates into other Supplier products or components that Supplier sells or otherwise distributes to third parties.

“Statement of Work” means a specific undertaking for the design and development of a Customized Product.

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“Third Party Intellectual Property” means any third party Intellectual Property and Intellectual Property Rights, including without limitation those of a Subcontractor.

“Tools” means the jigs, fixtures, tools, molds, dies, stamps, prototypes, schematics, designs, and all documentation and material relating thereto that Supplier, its Subcontractors, agents, and/or employees generate that relate to the Customized Product.

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EXHIBIT 1

PRODUCT DESCRIPTION, SPECIFICATIONS, AND STATEMENT OF WORK (SOW)

[ * ]

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Third Party and Open Source Software Components

This Module contains additional provisions related to Third Party and Open Source Software Components and forms part of the Hardware Product Purchase Agreement.

1.	Supplier hereby identifies each software component and corresponding third party license pursuant to Section 7.1 of the Standard Terms.

Number	Third Party and Open Source Software Component	Corresponding Third Party License
1.

2.
If any Software is subject to a license which requires the distribution of source code (e.g., but not limited to, the GNU General Public License (“GPL”), the GNU Lesser Public General License (“LGPL”), Supplier will provide HP with all such source code.

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Additional Supplier Obligations

This Module contains Additional Supplier Obligations and forms part of the Hardware Product Purchase Agreement.

Clause 1: Supplier and HP will comply with the following obligations as applicable.

1.	This Agreement will be managed by a management sponsor from both HP and Supplier.
2.	These sponsors will conduct quarterly reviews concerning status of this Agreement
3.	Each sponsor will act as an escalation path for issues arising under this Agreement with the objective of timely resolution.
4.	The individuals identified in this Module may be re-designated at any time by their respective employers with notice to the other party.

HP TITLE	HP NAME, ADDRESS, PHONE, FAX, E-MAIL	SUPPLIER EQUIVALENT TITLE	SUPPLIER NAME, ADDRESS, PHONE, FAX, E-MAIL

Commodity Manager	[ * ]; 11445 Compaq Center Drive West, Houston, Tx, 77070 [ * ] [ * ]	Commodity Manager	[ * ]

Procurement Manager	[ * ]; 11445 Compaq Center Drive West, Houston, Tx, 77070. [ * ] [ * ]	Procurement Manager	[ * ]

Procurement Engineer	[ * ]; 11445 Compaq Center Drive West, Houston, Tx, 77070. [ * ] [ * ]	Procurement Engineer	[ * ]

Supplier Account Manager		Upper Management Executive	[ * ]

Upper Management Executive	[ * ]; 114-45 Compaq Center Drive West, Houston, Tx 77070 [ * ] [ * ]

Worldwide Planner	[ * ]; 11445 Compaq Center Drive West, Houston, Tx, 77070 [ * ] [ * ]	Worldwide Planner	[ * ]

Product Safety Representative	[ * ]	Product Safety Rep	[ * ]

Clause 2:

Supplier’s Performance Capability.  HP may review Supplier’s performance capability under this Agreement at HP’s discretion, and Supplier will make available to HP, upon written request, information as may be reasonable, customary and sufficient to show Supplier’s then current performance capability, including financial condition.  If the financial condition of either Party materially and adversely changes from its financial condition as of the date of this Agreement, then the other Party will have the right to demand adequate assurance of due performance.

Clause 3:

Competitive Pricing.  Supplier will maintain competitive pricing of Products for HP throughout the Term. At any time during the Term HP may notify Supplier that HP has received a bona fide offer to deliver Product, or a substantial equivalent, under written contract in approximately comparable volume, mix, service level and duration of committed sale as the undelivered or unperformed portion of any committed volume under this Agreement at pricing lower than pricing in effect under this Agreement or at lower total cost to HP.  If within fifteen (15) days of the date of such notice Supplier does not reduce its pricing sufficiently to meet the terms of such offer and advise HP of such reduction, HP may purchase from such offer any or all of the undelivered or unperformed portion of any committed volume under this Agreement.  The quantity so purchased will be deleted from any HP purchase requirements.  Anything in the foregoing to the contrary notwithstanding, this provision will not apply to (i) any Non-cancelable Order for Product or (ii) any Accepted Order for Last Time Buys.

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Clause 4:

Best Pricing.  At any time during the Term, unless otherwise agreed, if Supplier sells or offers to sell Product with comparable volume under like payment terms at lower pricing or upon more favorable terms and conditions than in effect hereunder to another customer, Supplier will promptly notify HP and, unless prohibited by Applicable Law, offer such lower pricing or more favorable terms and conditions to HP during the period in which such lower pricing or more favorable terms and conditions are offered or in effect.

Clause 5:

New Product Offerings.  At any time during the Term HP may notify Supplier that HP has received a bona fide offer to deliver goods which have superior technical specifications or superior attributes or capabilities as compared with Product, and to the extent it deems itself able to do so, HP may provide specifics so that Supplier may revise specifications for Product or otherwise offer such substitute goods to HP hereunder.  If within a commercially reasonable time after such notice Supplier is unable to sell or fails to offer to sell HP Product with revised specifications (which are acceptable to HP) or such substitute goods at reasonable pricing and otherwise meeting the terms of such offer, HP may purchase from such offeror any or all of the undelivered or unperformed portion of any committed volume under this Agreement.  The quantity so purchased will be deleted from HP’s purchase requirements.

Clause 6:

Inspection and Audit Rights.  HP, at its expense, may inspect and audit, and/or may engage an independent third party (“Auditor) to inspect and audit, on a semi-annual basis, or more frequently if HP reasonably believes Supplier may have breached any of its obligations under this Agreement, Supplier’s books and records relating to, or otherwise connected with, Supplier’s performance of its obligations under this Agreement and that are reasonably required to determine Supplier’s compliance with Suppliers obligations under this Agreement.  HP will provide Supplier reasonable notice, not less than ten (10) days in advance, of such inspection and audit.  Supplier will refund the amount of any overcharge or other discrepancy as may reasonably be determined by such inspection and audit, and if the final report of such inspection and audit reveals an overcharge or other discrepancy of Five percent (5%) or more during the relevant time period, Supplier will also reimburse HP for all reasonable costs of the inspection and audit.  Supplier will cooperate fully with all such inspection and audit requests; provided that (i) in no event will material containing any information that is protected under court order or the written directions of regulatory authorities be required to be disclosed and (ii) material may be redacted by Supplier to the extent necessary to protect against any invasion of personal privacy.

Any such Auditor will execute a confidentiality agreement in favor of Supplier containing terms no less restrictive than those set forth in this Agreement prior to receipt of any of the information referenced above; provided that such Auditor may disclose such information only to HP and Supplier; and provided further that (I) the identity of Supplier’s other customers, details of specific customer transactions and actual costs incurred by Supplier will not be disclosed to HP and (ii) aggregated pricing, aggregate costs and other information not identifiable to an individual or source may be disclosed to HP.  HP’s right of inspection and audit under this provision will continue and survive for three (3) years after expiration or any termination of this Agreement.

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Clause 7:

Tools.  If HP pays Supplier to create any Tooling to manufacture, test or adapt Product or to enable Supplier to provide Service and Support to the Product, the Parties agree that HP owns all right, title, and interest in and to the Tools and any derivatives, improvements or modifications thereto and any Intellectual Property related to any and all of the above.  Supplier warrants that Supplier can assign to HP all right, title and interest in and to the Tools and Supplier hereby irrevocably transfers, conveys and assigns to HP all of its right, title and interest in the Tools to HP.  To the extent permitted by law, Supplier waives any moral rights, such as the right to prevent mutilation and the right to prevent commercial exploitation, whether arising under the Berne Convention or otherwise.  Supplier will sign any necessary documents and will assist HP, at HP’s expense, in preparing and executing any documents necessary for HP to obtain protection for the Tools on a worldwide basis.  All works of authorship included in the Tools shall bear the following copyright notice:  © Copyright 2009 Hewlett-Packard Development Company, L.P. “Tools” and “Tooling” mean the jigs, fixtures, tools, molds, dies, stamps, prototypes, schematics, designs, and all documentation and material relating thereto that Supplier, its subcontractors, agents, and/or employees generate that relate to the Product.

Clause 8:

Product Warranties.  Notwithstanding anything to the contrary in Section 4.1 of the Standard Business and Legal Terms, all the warranties set forth in Section 4.1 will be in effect for the longer of (1) 6 months following acceptance or (2) the warranty period stated in a Module to this Agreement.

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Product Description, Product Specifications and Pricing

This Module contains additional provisions related to Product Description, Product Specifications and Pricing and forms part of the Hardware Product Purchase Agreement.

1.      Product Descriptions are detailed in the chart below.

[ * ]

2.      Product will perform to the Product Specifications attached to, or referred to, in this Module, if any.

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Product Returns and Non-Conforming Product

This Module contains additional provisions related to Product Returns and Non-Conforming Product and forms part of the Hardware Product Purchase Agreement.

1.
Non-Conforming Product.  All Non-Conforming Product may be returned to Supplier as set forth in this Module.  Additionally, an entire lot of Product may be returned if a statistically significant sampling, as specified by HP, of that lot contains Non-Conforming Product. “Non-Conforming Product” means any Product which at any time during the applicable warranty period does not comply with the Product Specifications or otherwise does not comply with the requirements of an Accepted Order or this Agreement.

2.
Return Materials Authorization.  All returned Product will be accompanied by a Return Materials Authorization (“RMA”).  Supplier will provide an RMA within two (2) Business Days of HP’s or Eligible Purchaser’s request.  Product may be returned without an RMA if Supplier unreasonably refuses or fails to provide an RMA.

3.
Correction of Non-Conforming Product.  At HP’s election, at Supplier’s sole expense, Supplier will (a) repair or rework Non-Conforming Product within a reasonable time specified by HP, (b) replace same with conforming Product and ship with expedited shipping to arrive within two Business Days, (c) promptly issue credit therefore, or (d) promptly refund the purchase price if paid.

4.	Return Charges. All Product returned to Supplier pursuant to this Module, and all replacement Product shipped by Supplier, will be at Supplier’s risk and expense.

5.
Duty to Remove HP Identifiers.  Unless otherwise authorized by HP in writing, (i) Supplier will remove all HP part numbers, HP packaging, HP Intellectual Property (including HP Marks), any color or design scheme or code, and other customization for HP (collectively “HP Identifiers”) prior to selling, transferring, distributing, scrapping or otherwise conveying any Product to others besides HP or Eligible Purchasers, and (ii) Supplier will not represent that any Product is built for HP or to HP Specifications.

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Insurance Requirements

This Module contains additional provisions related to Insurance Requirements and forms part of the Hardware Product Purchase Agreement.

1.
Minimum Insurance Coverage.  During the Term and at all times that Supplier performs services for HP, Supplier shall maintain in full force and effect, at Supplier’s own expense, the following minimum insurance coverage.  Minimum insurance limits may be obtained through any combination of primary and excess or umbrella liability insurance limits.

A.
Workers’ Compensation or Social Scheme and Employers Liability Insurance: Workers’ Compensation shall be as required by any applicable law or regulation having jurisdiction over Supplier’s employees.  If the jurisdiction has a Social Scheme, Supplier agrees to be in full compliance with laws thereof.  The Employers Liability Insurance limit shall be the local currency equivalent of $1,000,000 USD.  Where permitted by law, such policies shall contain waivers of the insurer’s right of subrogation against HP, its subsidiaries, officers, directors and employees.

B.
General Liability Insurance (Public or Civil Liability): Supplier shall carry General Liability insurance covering liability arising from: Premises; Operations; Independent Contractors; Products and Completed Operations; Contractual Liability.  Policy limits shall be local currency equivalent of: $10,000,000 USD per Occurrence (Combined Single Limit) and $20,000,000 USD General Aggregate.  HP, its subsidiaries, officers, directors and employees shall be named as Additional Insureds under the policy.  It is agreed the insurance afforded such Additional Insureds shall apply as primary insurance and that any other insurance carried by HP shall be excess only and shall not contribute with this insurance.  If “claims made” policies are provided, Supplier shall maintain such policies at the above stated minimums, for at least three years after the expiration of the Term.

C.
Automobile Liability Insurance.  If the Supplier will be driving onto HP or HP customer sites, then the Supplier shall carry Automobile Liability Insurance to cover bodily injury and property damage, arising from owned, hired, and non-owned vehicles with a combined single limit of liability for each accident of not less than the local currency equivalent of $1,000,000 USD.

2.
Certificate of Insurance.  Upon request, Supplier shall furnish Certificates of Insurance acceptable to HP. Supplier is responsible for notifying HP 30 days prior to any reduction or cancelation of coverage.  All insurance policies will be written by a company authorized to do business in the territory and jurisdiction where the project is located.  In no event will the coverage or limits of any insurance maintained by Supplier herein or the lack of availability of any other insurance, limit or diminish in any way Supplier’s obligations or liability to HP under this Agreement.  Any acceptance of insurance certificates by HP shall not limit or relieve Supplier of the duties and responsibilities assumed by it under this Agreement.

3.	Deductibles and Self-Insured Retentions. All deductibles and/or self-insured retentions (if any), including those related to defense costs, are the sole responsibility of Supplier.

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Notices

This Module contains additional provisions related to Notices and forms part of the Hardware Product Purchase Agreement.

Any notice under this Agreement may be delivered by hand, overnight courier, first class pre-paid letter, facsimile or electronic mail transmission, and will be deemed to have been received: (a) by hand delivery, at the time of delivery; (b) by overnight courier, on the second Business Day after delivery to the carrier; (c) by first class mail, four (4) Business Days after day of mailing or, for international notice, seven (7) Business Days: and (d) by facsimile, immediately upon confirmation of transmission generated by sender’s facsimile machine; or, (e) by electronic mail, immediately upon transmission unless returned as undelivered or returned undeliverable; provided however, for notice of termination or default, a copy must also be sent pre-paid by first class mail, overnight courier, or hand delivered by the end of the next Business Day.

For HP:	For Supplier:

Name:	Bruce Mumma	Name:	Martin Olsen

Title:	Procurement Manager	Title:	VP, Global Channels

Address:	11445 Compaq Center Dr. West	Address:	2128 W. Braker Ln., BK 12
	Houston, TX 77070		Austin, TX 78758

Phone Number:	281-514-7889	Phone Number:

Fax Number:		Fax Number:	508-981-9588

Email:	bruce.mumma@hp.com	Email:	molsen@activepower.com